EXHIBIT 99.1

Investor Relations and Media Contact:
Sue Mulvoy
(770) 418-8210
smulvoy@asburyauto.com

ASBURY AUTOMOTIVE GROUP ELECTS NEW DIRECTOR TO ITS BOARD

Duluth, GA, June 2, 2014 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced today the election of Thomas J. Reddin to its Board of Directors effective May 29, 2014. Mr. Reddin’s election brings the total number of directors to nine, seven of whom are independent.

Mr. Reddin, 53, is currently the managing partner of Red Dog Ventures LLC, a venture capital and advisory firm he founded in 2007. Red Dog Ventures focuses on helping grow early stage digital companies, and its portfolio includes positions in data analytics, Internet lead generation, search engine optimization, mobile app development, social media management, and social gaming. Prior to 2007, Mr. Reddin held various positions, including Chief Executive Officer, President & Operating Officer, and Chief Marketing Officer, at LendingTree, LLC, a leader in online lending services and e-commerce. Mr. Reddin previously worked at Coca-Cola USA and Kraft General Foods in various capacities related to marketing, brand management, and finance.

A graduate of the University of North Carolina at Chapel Hill, Mr. Reddin obtained his MBA from New York University, with distinction. Mr. Reddin serves on three (3) other public company boards: Tanger Factory Outlet Centers Inc., Deluxe Corporation, and Premier Farnell plc.

“Tom’s understanding and familiarity with digital services and retail-based technologies make him a valuable addition to our Board,” said Thomas DeLoach, Chairman of the Board of the Company. Mr. Reddin commented, “I look forward to serving on the Asbury Board, and making a significant contribution as the Company continues to evolve and grow.”
About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. (“Asbury”), headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 81 retail auto stores, encompassing 102 franchises for the sale and servicing of 29 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.